Exhibit 99.1

Company Contact:	Investor Relations Contact:
Ms. Shelly Zhang, Chief Financial Officer	Ms. Lei Huang, Account Manager
China BCT Pharmacy Group, Inc.	Email: lei.huang@ccgir.com
Email: z_shelly@hotmail.com	Tel: +1-646-833-3417
Tel: (86) 772-363-8318
Mr. Crocker Coulson, President
Email: crocker.coulson@ccgir.com
Tel: +1-646-213-1915
CCG Investor Relations
Website: www.ccgirasia.com

FINAL

China BCT Reports First Quarter 2010 Results

LIUZHOU CITY, GUANGXI PROVINCE, May 21, 2010 – China BCT Pharmacy Group, Inc., (OTC BB: CNBI), ("China BCT" or the “Company”), a leading pharmaceutical distributor, retail pharmacy, and manufacturer of pharmaceutical products in Guangxi Province, China, today announced results for the first quarter ended March 31, 2010.

First Quarter 2010 Highlights

•	Revenue increased 5.2% to $34.0 million year over year
•	Gross profit was up slightly year over year to $8.9 million
•	Operating income decreased 11.5% to $6.2 million year over year
•	GAAP net income was $4.2 million in the 2010 first quarter as compared to $5.0 million in the year ago quarter
•	Excluding the non-cash, non-operating charge related to change in the fair value of warrant liabilities, non-GAAP adjusted net income was $4.5 million

“While we grew sales by leveraging our strong relationships with suppliers and customers, a shift in product mix and significant investments in staffing and marketing negatively affected our profit in the first quarter,” commented Mr. Hui Tian Tang, Chairman and Chief Executive Officer of China BCT Pharmacy Group, Inc. “We expect that these strategic investments in our business will return substantial gains over time. As the Chinese government’s health care reforms expand, we are already seeing a growing number of our medi-care pharmacy customers receiving state health insurance coverage. Further, our recent acquisition of 48 retail pharmacy stores in Guangxi Province has further expanded our retail footprint to strengthen our leadership in the region and create new growth drivers in the coming quarters.”

First Quarter 2010 Results

For the first quarter ended March 31, 2010, revenue increased 5.2% to $34.0 million, as compared to $32.3 million in the same quarter of 2009. The increase in revenue was primarily driven by a 29.0% increase in retail pharmacy sales, reflecting increased marketing campaigns that boosted existing store sales and contribution from new stores which opened in the second half of 2009. Pharmaceutical distribution revenues fell slightly to $23.2 million year-over-year, with a 24.3% growth in hospital sales offset by lower distributor sales. Lower distribution sales primarily reflect a shift in the Company’s focus to sell directly to hospitals and the timing of orders from distributors in the first quarter of 2010. In future quarters, the Company anticipates accelerating revenue growth in the distribution segment to be driven by increased contribution from direct sales to hospitals and the consolidation of the recently acquired 48 retail pharmacy stores.

In terms of revenue mix, wholesale distribution accounted for 68.2% of the total, while the retail pharmacy and manufacturing pharmacy contributed 26.1% and 5.7%, respectively, as compared to 72.6% from pharmaceutical distribution, 21.3% from retail pharmacy and 6.1% from manufacturing pharmacy for the first quarter of 2009.

Gross profit was $8.9 million, compared to $8.8 million for the same period of 2009. Gross margin fell to 26.0%, as compared to 27.4% in the comparable period last year. Lower gross margin in the first quarter of 2010 mainly reflected a change in the Company’s distribution portfolio that included a more diversified product mix, which is expected to drive sales volume and gross profit dollar growth over time.

Operating expenses increased by 43.9% to $2.7 million, as compared to $1.9 million in the same period last year. Administrative expenses increased 64.9% to $1.6 million, as compared to $1.0 million in the same period of 2009, primarily due to an increase in staff compensation, including year-end bonuses, and rental expenditures. Administrative costs are expected to decline during the remainder of 2010. Selling expenses rose 19.5% to $1,026,519, compared to $858,686 in the same period of 2009, due to increased marketing activities to expand and gain additional market opportunities.

Operating income declined 11.5% to $6.2 million, or 18.2% of revenue, from $7.0 million, or 21.6% of revenue, in the first quarter of 2009.

GAAP net income fell to $4.2 million, or $0.11 per diluted share, as compared to $5.0 million, or $0.16 per diluted share, in the first quarter of 2009. Adjusted net income, excluding the $0.3 million non-cash expense related to change in the fair value of warrant liabilities, was $4.5 million, or $0.12 per diluted share. There were no comparable adjustments to net income in the first quarter of 2009.

Financial Condition

As of March 31, 2010, BCT had $13.0 million in cash and cash equivalents and $35.0 million in working capital and a current ratio of 1.9:1x. Long-term bank debt was $3.6 million. Shareholders’ equity was $58.1 million on March 31, 2010, up from $53.4 million at the end of 2009.

The Company generated $3.9 million in cash from operating activities for the quarter ended March 31, 2010, an increase compared to cash used in operating activities of $4.1 million in the same period in 2009. The increase in cash flow from operating activities primarily reflected decrease in trade receivables and increase in accounts payable and better cash management. Inventory level increased quarter-over-quarter as the Company anticipated accelerating revenue growth in future quarters.

Recent Events

In May 2010, China BCT announced that it acquired 48 retail pharmacy stores in two separate transactions. First, the Company acquired 30 retail pharmacy stores from a retail pharmacy operator in Liuzhou City for $2.4 million in cash from Wubaitang, a local pharmaceutical company with pharmaceutical wholesale and retail divisions, in March 2010. Management expects these newly acquired stores to contribute approximately $3.7 million to the Company’s revenue in 2010. Subsequently, in April 2010, the Company acquired an 18-store retail pharmacy chain in Zhaoping County, the administrative region of Hezhou City, for $1.3 million in cash from Zhaoping Laobaixing Pharmacy Retail Limited, a local retail pharmaceutical chain store enterprise. The Company estimates that these 18 stores will contribute approximately $1.8 million to annual sales after they become operational.

Business Outlook

“Following our successful bidding for distribution rights in Guangxi province over the past year, we expect sales under these contracts to become an increasingly larger share of our overall revenues,” commented Mr. Tang. “While we continue to pursue an organic growth strategy for our distribution segment, we are also aggressively expanding our retail pharmacy presence throughout Guangxi Province through acquisitions. With the addition of the 48 new stores, we are on track to achieve our target of adding a total of 160 pharmacy stores by the end of 2010 to our growing retail chain in Guangxi Province. We expect to be successful once again in renewing existing and winning new contracts as part of the 2010 centralized tendering under the New Rural Corporative Health Insurance Plan and anticipate significant new business opportunities to drive China BCT’s growth.”
About China BCT

China BCT is engaged in pharmaceutical distribution, pharmacy retailing, and the manufacture of pharmaceuticals products through its subsidiaries Guangxi Liuzhou Baicaotang Medicine Limited, Hefeng Pharmaceutical Co. Limited, and Guangxi Liuzhou Baicaotang Medicine Retail Limited in Guangxi province, China. It operates a large regional retail network in Guangxi province, consisting of 114 directly owned retail stores in Guangxi province and currently over 8,000 products are distributed through the Company’s wholesale distribution network.

Safe Harbor Statement

This presentation contains "forward-looking statements" within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Such statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including the successful integration of newly acquired stores, the achievability of the payback periods, and the revenue generation potential of the newly acquired stores. Accordingly, although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct.  The Company has no obligation to update the forward-looking information contained in this presentation.

Use of Non-GAAP Financial Information

GAAP results for the three months ended March 31, 2010 and 2009 include change in fair value of warrant liabilities. To supplement the Company’s condensed consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information excluding the impact of these items in this release, which are non-GAAP net income and non-GAAP diluted earnings per share. The Company’s management believes that these non-GAAP measures provide investors with a better understanding of how the results related to the Company’s historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. The adjusted financial information that the Company provides also may differ from the adjusted information provided by other companies. Management believes that these adjusted financial measures are useful to investors because they exclude non-cash expenses that management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement, as these measures provide a consistent method of comparison to historical periods. As a result, the provision of these adjusted measures allows investors to evaluate the Company's performance using the same methodology and information as that used by the Company's management. Adjusted measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the adjusted financial measure. However, the Company's management compensates for these limitations by providing the relevant disclosure of the items excluded. A reconciliation of each adjusted measures to the nearest GAAP measure appears in the table below.

China BCT Pharmacy Group, Inc.
RECONCILIATION OF NON-GAAP NET INCOME AND DILUTED EPS

	Three months Ended March 31,
US$ - thousands, except per share	2010	2009

Net income	4,244	5,007
- Non-cash adjustment – Change in fair value of warrant liabilities	289	-
Adjusted net income excluding non-cash item	4,533	5,007

Per diluted share
- Net income per share	$0.11	$0.16
- Non-cash adjustment per share	$0.01	$0.00
- Adjusted net income per share	$0.12	$0.16
Weighted average shares outstanding – '000
-diluted	37,765	32,000

Financial Tables Follow

China BCT Pharmacy Group, Inc.
(Formerly named China Baicaotang Medicine Limited)
Condensed Consolidated Statements of Income and Comprehensive Income
For the three months ended March 31, 2010 and 2009
(Unaudited)
(Stated in US Dollars)

	Three months ended
	March 31,
	2010	2009

Sales revenue	$34,028,878	$32,342,392
Cost of sales	25,167,201	23,493,795

Gross profit	8,861,677	8,848,597

Operating expenses
Administrative expenses	1,642,423	996,095
Selling expenses	1,026,519	858,686

	2,668,942	1,854,781

Income from operations	6,192,735	6,993,816
Interest income	50,686	106
Other income	98,040	-
Change in fair value of warrant liabilities	(288,783)	-
Other expenses	(39,312)	(2,595)
Finance costs	(263,696)	(296,175)

Income before income taxes	5,749,670	6,695,152
Income taxes	(1,505,505)	(1,688,383)

Net income attributable to China BCT Pharmacy Group, Inc.’s common stockholders	$4,244,165	$5,006,769

Other comprehensive income
Foreign currency translation adjustments	24,538	(36,992)

Total comprehensive income	$4,268,703	$4,969,777

Earnings per share : basic and diluted	$0.11	$0.16

Weighted average number of shares outstanding :
basic and diluted	37,764,573	32,000,000

China BCT Pharmacy Group, Inc.
(Formerly named China Baicaotang Medicine Limited)
Condensed Consolidated Balance Sheets
As of March 31, 2010 and December 31, 2009
(Stated in US Dollars)

	March 31,	December 31,
	2010	2009
	(Unaudited)	(Audited)

ASSETS
Current assets
Cash and cash equivalents	$13,033,360	$13,304,158
Restricted cash	871,714	1,155,779
Bills receivable	129,956	-
Trade receivables, net	35,110,436	35,410,039
Amounts due from related companies	7,896,323	4,275,586
Other receivables, prepayments and deposits	4,055,276	2,526,398
Inventories	10,761,047	8,745,525
Deferred taxes	28,932	60,164

Total current assets	71,887,044	65,477,649
Goodwill	107,968	107,968
Other intangible assets	625,520	660,034
Property, plant and equipment, net	12,028,584	12,171,689
Land use rights	13,218,822	13,979,753
Deposit for acquisition of retail chain stores business	2,434,101	-
Deferred taxes	696,149	663,699

TOTAL ASSETS	$100,998,188	$93,060,792

China BCT Pharmacy Group, Inc.
(Formerly named China Baicaotang Medicine Limited)
Condensed Consolidated Balance Sheets (Cont’d)
As of March 31, 2010 and December 31, 2009
(Stated in US Dollars)

	March 31,	December 31,
	2010	2009
	(Unaudited)	(Audited)

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current liabilities
Trade payables	$20,744,178	$19,159,212
Bills payable	1,743,428	2,239,604
Other payables and accrued expenses	3,786,462	3,194,612
Amounts due to directors	848,208	1,008,111
Amounts due to related companies	922,913	128,579
Income tax payable	682,251	562,603
Secured bank loans	6,626,811	7,136,069
Other loans	1,500,569	2,361,258
Retirement benefit costs	59,158	59,158

Total current liabilities	36,913,978	35,849,206

Secured long-term bank loans	3,631,957	3,631,957
Warrant liabilities	2,144,202	-
Retirement benefit costs	201,320	201,320

TOTAL LIABILITIES	42,891,457	39,682,483

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Common stock : par value $0.001 per share
Authorized 100,000,000 shares and
38,119,340 and 37,089,370 shares issued and outstanding as of March 31, 2010 and December 31, 2009 respectively	38,119	37,089
Additional paid-in capital	15,379,588	14,920,899
Statutory and other reserves	2,605,901	2,605,901
Accumulated other comprehensive income	2,134,808	2,110,270
Retained earnings	37,948,315	33,704,150

TOTAL STOCKHOLDERS’ EQUITY	58,106,731	53,378,309

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$100,998,188	$93,060,792

China BCT Pharmacy Group, Inc.
(Formerly named China Baicaotang Medicine Limited)
Condensed Consolidated Statements of Cash Flows
For the three months ended March 31, 2010 and 2009
(Unaudited)
(Stated in US Dollars)

	Three months ended March 31,
	2010	2009

Cash flows from operating activities
Net income attributable to China BCT Pharmacy Group, Inc.’s common stockholders	$4,244,165	$5,006,769
Adjustments to reconcile net income to net cash provided by (used in) operating activities :-
Depreciation	181,481	158,941
Deferred taxes	(1,218)	-
Gain on disposal of land use right	(44,919)	-
Loss on disposal of property, plant and equipment	-	306
Amortization of intangible assets	34,514	29,024
Amortization of land use rights	108,355	83,873
Change in fair value of warrant liabilities	288,783	-
Changes in operating assets and liabilities :-
Trade receivables	299,603	(7,574,526)
Bills receivable	(129,956)	-
Other receivables, prepayments and deposits	(1,528,878)	(1,477,625)
Inventories	(2,015,522)	(440,823)
Trade payables	1,584,966	(1,397,972)
Amounts due from (to) related companies	388,390	(277,722)
Other payables and accrued expenses	591,850	1,463,456
Bills payable	(496,176)	2,223,521
Restricted cash	284,065	(2,201,559)
Income tax payable	119,648	344,597

Net cash flows provided by (used in) operating activities	$3,909,151	$(4,059,740)

China BCT Pharmacy Group, Inc.
(Formerly named China Baicaotang Medicine Limited)
Condensed Consolidated Statements of Cash Flows (Cont’d)
For the three months ended March 31, 2010 and 2009
(Unaudited)
(Stated in US Dollars)

	Three months ended March 31,
	2010	2009

Cash flows from investing activities
Payments to acquire and deposit for acquisition of
property, plant and equipment	$(38,376)	$(14,110)
Proceeds from sales of property, plant and equipment	-	407
Proceeds from sales of land use right	697,495	-
Deposit for acquisition of retail chain stores business	(2,434,101)	-
Repayment from related companies	-	3,671,755

Net cash flows (used in) provided by investing activities	(1,774,982)	3,658,052

Cash flows from financing activities
Repayment (to) from related companies	(3,214,793)	1,040,480
Repayment to directors	(159,903)	-
Net cash received from private placement	2,315,138	-
Proceeds from bank loans	1,290,960	9,675,520
Repayment of bank loans	(1,800,218)	(7,243,454)
Repayment of other loans	(860,689)	(122,333)

Net cash flows (used in) provided by financing activities	(2,429,505)	3,350,213

Effect of foreign currency translation on cash and cash equivalents	24,538	(2,571)

Net (decrease) increase in cash and cash equivalents	(270,798)	2,945,954

Cash and cash equivalents - beginning of period	13,304,158	1,265,184

Cash and cash equivalents - end of period	$13,033,360	$4,211,138

Supplemental disclosures for cash flow information:
Cash paid for:
Interest	$196,262	$218,520
Income taxes	$1,387,075	$1,343,750

#####